                                                                    EXHIBIT 10.4


--------------------------------------------------------------------------------


                                  $500,000,000


                            364-DAY CREDIT AGREEMENT


                                     among


                       INFINITY BROADCASTING CORPORATION,

                    THE SUBSIDIARY BORROWERS PARTIES HERETO,


                           THE LENDERS NAMED HEREIN,


                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent,


                 FLEET NATIONAL BANK and BANK OF AMERICA, N.A.,
                            as Co-Syndication Agents

                                      and

                               BANK OF NEW YORK,
                            as Documentation Agent,


                            Dated as of May 3, 2000


--------------------------------------------------------------------------------

        CHASE SECURITIES INC. and FLEETBOSTON ROBERTSON STEPHENS INC., as Joint Lead Arrangers and Joint Book Managers

                  BANK OF AMERICA, N.A. and BANK OF NEW YORK,
                                 as Arrangers

                               TABLE OF CONTENTS
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ARTICLE I.

     DEFINITIONS.........................................................................     1
     SECTION 1.1. Defined Terms..........................................................     1
     SECTION 1.2. Terms Generally........................................................    13

ARTICLE II.

     THE CREDITS.........................................................................    14
     SECTION 2.1. Commitments............................................................    14
     SECTION 2.2. Loans..................................................................    14
     SECTION 2.3. Revolving Credit Borrowing Procedure...................................    15
     SECTION 2.4. Repayment of Loans.....................................................    15
     SECTION 2.5. Conversion and Continuation Options....................................    15
     SECTION 2.6. Fees...................................................................    16
     SECTION 2.7. Interest on Loans; Eurodollar Tranches; Etc............................    16
     SECTION 2.8. Default Interest.......................................................    17
     SECTION 2.9. Alternate Rate of Interest.............................................    17
     SECTION 2.10. Termination, Reduction and Increase of Commitments....................    17
     SECTION 2.11. Optional Prepayments of Loans.........................................    19
     SECTION 2.12. Reserve Requirements..................................................    19
     SECTION 2.13. Indemnity.............................................................    20
     SECTION 2.14. Pro Rata Treatment; Funding Matters; Evidence of Debt.................    21
     SECTION 2.15. Sharing of Setoffs....................................................    22
     SECTION 2.16. Payments..............................................................    23
     SECTION 2.17. Taxes.................................................................    23
     SECTION 2.18. Termination or Assignment of Commitments Under Certain Circumstances..    24

ARTICLE III.

     REPRESENTATIONS AND WARRANTIES......................................................    25
     SECTION 3.1. Corporate Existence....................................................    25
     SECTION 3.2. Financial Condition....................................................    25
     SECTION 3.3. Litigation.............................................................    26
     SECTION 3.4. No Breach, etc.........................................................    26
     SECTION 3.5. Corporate Action.......................................................    26
     SECTION 3.6. Approvals..............................................................    27
     SECTION 3.7. ERISA..................................................................    27
     SECTION 3.8. Taxes..................................................................    27
     SECTION 3.9. Investment Company Act.................................................    27
     SECTION 3.10. Hazardous Materials...................................................    27
     SECTION 3.11. Material Subsidiaries.................................................    27
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                                       i
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     SECTION 3.12. No Material Misstatements............................................    27
     SECTION 3.13. Ownership of Property................................................    27
     SECTION 3.14. Intellectual Property................................................    28
     SECTION 3.15. FCC Matters..........................................................    28

ARTICLE IV.

     CONDITIONS OF EFFECTIVENESS AND LENDING............................................    28
     SECTION 4.1. Effectiveness.........................................................    28
     SECTION 4.2. Initial Loans to Subsidiary Borrowers.................................    28
     SECTION 4.3. All Credit Events.....................................................    29

ARTICLE V.

     COVENANTS..........................................................................    29
     SECTION 5.1. Financial Statements..................................................    29
     SECTION 5.2. Corporate Existence, Etc..............................................    31
     SECTION 5.3. Insurance.............................................................    32
     SECTION 5.4. Prohibition of Fundamental Changes....................................    32
     SECTION 5.5. Limitation on Liens...................................................    33
     SECTION 5.6. Limitation on Subsidiary Indebtedness.................................    35
     SECTION 5.7. Consolidated Leverage Ratio...........................................    35
     SECTION 5.8. Consolidated Coverage Ratio...........................................    35
     SECTION 5.9. Use of Proceeds.......................................................    35
     SECTION 5.10. Transactions with Affiliates.........................................    35

ARTICLE VI.

     EVENTS OF DEFAULT..................................................................    36

ARTICLE VII.

     THE AGENTS.........................................................................    38

ARTICLE VIII.

     GUARANTEE..........................................................................    40
     SECTION 8.1. Guarantee.............................................................    40
     SECTION 8.2. No Subrogation, etc...................................................    40
     SECTION 8.3. Amendments, etc. with respect to the Subsidiary Borrower Obligations..    41
     SECTION 8.4. Guarantee Absolute and Unconditional..................................    41
     SECTION 8.5. Reinstatement.........................................................    42
     SECTION 8.6. Payments..............................................................    42

ARTICLE IX.

     MISCELLANEOUS......................................................................    42
     SECTION 9.1. Notices...............................................................    42
     SECTION 9.2. Survival of Agreement.................................................    43
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     SECTION 9.3. Binding Effect................................    43
     SECTION 9.4. Successors and Assigns........................    43
     SECTION 9.5. Expenses; Indemnity...........................    46
     SECTION 9.6. Right of Setoff...............................    47
     SECTION 9.7. APPLICABLE LAW................................    47
     SECTION 9.8. Waivers; Amendment............................    47
     SECTION 9.9. Entire Agreement..............................    48
     SECTION 9.10. Waiver of Jury Trial.........................    48
     SECTION 9.11. Severability.................................    48
     SECTION 9.12. Counterparts.................................    48
     SECTION 9.13. Headings.....................................    48
     SECTION 9.14. Jurisdiction; Consent to Service of Process..    48
     SECTION 9.15. Confidentiality..............................    49
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EXHIBITS
--------

Exhibit A    Administrative Questionnaire
Exhibit B-1  Form of Revolving Credit Borrowing Request
Exhibit B-2  Form of Subsidiary Borrower Designation
Exhibit B-3  Form of Subsidiary Borrower Request
Exhibit C    Form of Assignment and Acceptance
Exhibit D    Form of Confidentiality Agreement
Exhibit E    Form of Closing Certificate
Exhibit F    Form of New Lender Supplement
Exhibit G    Form of Commitment Increase Letter

SCHEDULES
---------

Schedule 1.1      Commitments; Addresses for Notices
Schedule 3.11     Material Subsidiaries
Schedule 5.5(m)   Certain Infinity Assets

          364-DAY CREDIT AGREEMENT entered into as of May 3, 2000, among INFINITY BROADCASTING CORPORATION, a Delaware corporation ("Infinity"), each Subsidiary Borrower (as herein defined); the lenders whose names appear on
Schedule 1.1 hereto or who subsequently become parties hereto as provided herein (the "Lenders"); THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"), as administrative agent for the Lenders, FLEET NATIONAL BANK , a national banking corporation, and BANK OF AMERICA, N.A., a national banking association, each as co-syndication agent for the Lenders (in such capacity, the "Co-Syndication Agents"); BANK OF NEW YORK, a New York banking corporation, as documentation agent for the Lenders (in such capacity, the "Documentation Agent"); and.

                                 W I T N E S S E T H :
                                 - - - - - - - - - -

          WHEREAS, Infinity has requested that the Lenders provide extensions of credit to it and to certain Subsidiary Borrowers to be used for general corporate purposes (including, without limitation, acquisitions and commercial paper backup), which extensions of credit shall enable the Borrowers (as herein defined) to borrow loans in an aggregate amount not to exceed $500 million on a revolving credit basis on and after the Closing Date (as herein defined) and prior to the Revolving Credit Maturity Date (as herein defined); and

          WHEREAS, the Lenders are willing to extend credit to the Borrowers on the terms and subject to the conditions herein set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:


                                 ARTICLE I.

                                 DEFINITIONS

          SECTION 1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

          "Administrative Agent" shall mean Chase, together with its affiliates, as an arranger of the Commitments and as the administrative agent for the Lenders under this Agreement, and any successor thereto pursuant to Article VII.

          "Administrative Agent Fee Letter" shall mean the Fee Letter with respect to this Agreement between Infinity and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

          "Administrative Agent's Fees" shall have the meaning assigned to such term in Section 2.6(b).

          "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A hereto.

          "Affiliate" shall mean, as to Infinity, any Person which directly or indirectly controls, is under common control with or is controlled by Infinity. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual shall be deemed to be an Affiliate of Infinity solely by reason of his or her being an officer, director or employee of Infinity or any of its Subsidiaries and (b) CBS, or following the consummation of the Viacom Merger, Viacom and Infinity and their Subsidiaries shall not be deemed to be Affiliates of each other, unless expressly stated to the contrary.

          "Agents" shall mean the collective reference to the Administrative Agent, the Joint Lead Arrangers and Joint Book Managers, the Arrangers, the Documentation Agent and the Co-Syndication Agents.

          "Agreement" shall mean this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of
(a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Lender serving as the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Commitment Fee Rate" shall mean the "Applicable Commitment Fee Rate" determined in accordance with the Pricing Grid set forth in Annex I hereto.

          "Applicable Eurodollar Margin" shall mean the "Applicable Eurodollar Margin" determined in accordance with the Pricing Grid set forth in Annex I hereto.

          "Applicable Utilization Fee Rate" shall mean the "Applicable Utilization Fee Rate" determined in accordance with the Pricing Grid set forth in Annex I hereto.

          "Arrangers" shall mean Bank of America, N.A., a national banking association, and Bank of New York, a New York banking corporation.

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit C.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Borrower" shall mean, as applicable, Infinity or the relevant Subsidiary Borrower.

          "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

          "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "CBS" shall mean CBS Corporation, a Pennsylvania corporation.

          "Change of Control" shall mean that CBS, or, following the consummation of the Viacom Merger, Viacom, shall have ceased to hold, directly or indirectly, beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated by the SEC pursuant to the Exchange Act) of more than 50% of the outstanding shares of voting and economic stock of Infinity.

          "Chase" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Closing Certificate" shall mean a certificate, substantially in the form of Exhibit E.

          "Closing Date" shall mean May 3, 2000.

          "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

          "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.1, as set forth on Schedule 1.1, as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.10 or changed pursuant to Section 9.4.

          "Commitment Fee Calculation Amount" shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) the aggregate principal amount of all Loans made by such Lender then outstanding.

          "Commitment Fees" shall mean all fees payable pursuant to Section 2.6(a).

          "Commitment Increase Date" shall have the meaning assigned to such term in Section 2.10(d).

          "Commitment Increase Letter" shall have the meaning assigned to such term in Section 2.10(d) and shall be substantially in the form of Exhibit G.

          "Commitment Utilization Percentage" shall mean on any day the percentage equivalent to a fraction (a) the numerator of which is the sum of the aggregate outstanding principal amount of Loans, and (b) the denominator of which is the Total Commitment (or, on any day after termination of the Commitments, the Total Commitment in effect immediately preceding such termination).

          "Communications Act" shall mean the Communications Act of 1934, as amended.

          "Compliance Certificate" shall have the meaning assigned to such term in Section 5.1.

          "Confidential Information" shall have the meaning assigned to such term in Section 9.15(a).

          "Confidentiality Agreement" shall mean a confidentiality agreement substantially in the form of Exhibit D, with such changes as Infinity may approve.

          "Consolidated Coverage Ratio" shall mean, for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

          "Consolidated EBITDA" shall mean, with respect to Infinity and its Consolidated Subsidiaries for any period, operating profit (loss), plus other income (loss), plus interest income, plus depreciation and amortization (excluding amortization related to programming rights), excluding (a) gains (losses) on sales of assets (except (I) gains (losses) on sales of inventory sold in the ordinary course of business and (II) gains (losses) on sales of other assets if such gains (losses) are less than $10,000,000 individually and less than $50,000,000 in the aggregate during such period), and (b) other non-cash items (including (i) provisions for losses and additions to valuation allowances, (ii) provisions for restructuring, litigation and environmental reserves and losses on the Disposition of businesses and (iii) pension settlement charges), in each case determined for such period on a basis consistent with that reported in Infinity's Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC, minus cash payments made during such period in respect of non-cash charges taken during any previous period (excluding cash payments in respect of non-cash charges taken prior to December 31, 1999).

          "Consolidated Interest Expense" shall mean, for any period, the gross interest expense of Infinity and its Consolidated Subsidiaries for such period, computed and consolidated in accordance with GAAP, but excluding the amortization of deferred financing charges for such period.

          "Consolidated Leverage Ratio" shall mean the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization.

          "Consolidated Net Worth" shall mean, at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of Infinity and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Subsidiary" shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be consolidated with the financial statements of such Person in accordance with GAAP.

          "Consolidated Total Capitalization" shall mean, at a particular date, the sum of (a) Consolidated Net Worth plus (b) Consolidated Total Indebtedness as at such date.

          "Consolidated Total Indebtedness" shall mean all Indebtedness of Infinity and its Consolidated Subsidiaries (excluding Indebtedness of Infinity owing to any of its Consolidated Subsidiaries or Indebtedness of any Consolidated Subsidiary of Infinity owing to Infinity or any other Consolidated Subsidiary of Infinity), as determined on a consolidated basis in accordance with GAAP.

          "Co-Syndication Agents" shall have the meaning assigned to such term in the preamble hereto.

          "Credit Event" shall mean the making of any Loan. It is understood that conversions and continuations pursuant to Section 2.5 do not constitute "Credit Events".

          "Debt Rating" shall mean the rating applicable to Infinity's senior, unsecured, non-credit-enhanced long-term indebtedness for borrowed money, as assigned by either Rating Agency.

          "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          "Disposition" shall mean, with respect to any Property, any sale, lease, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Documentation Agent" shall have the meaning assigned to such term in the preamble hereto.

          "Dollars" or "$" shall mean lawful money of the United States of America.

          "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean, with respect to Infinity, any trade or business (whether or not incorporated) that is a member of a group of which Infinity is a member and which is treated as a single employer under Section 414 of the Code.

          "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

          "Eurodollar Rate" shall mean, with respect to an Interest Period pertaining to any Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate Screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Screen (or otherwise on the Telerate Service), the "Eurodollar Rate" shall instead be the interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the average of the rates at which Dollar deposits approximately equal in principal amount to, in the case of a Eurodollar Tranche, the portion of such Eurodollar Tranche of the Lender serving as Administrative Agent, and for a maturity comparable to such Interest Period, are offered by the principal London offices of the Reference Banks (or, if any Reference Bank does not at the time maintain a London office, the principal London office of any affiliate of such Reference
Bank) for immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Eurodollar Tranche" shall mean the collective reference to Eurodollar Loans made by the Lenders, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default" shall have the meaning assigned to such term in
Article VI; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Exchange Act Report" shall have the meaning assigned to such term in
Section 3.3.

          "Excess Utilization Day" shall mean each day (a) which is during any consecutive period of more than 91 days during each of which the Commitment Utilization Percentage exceeds 33 1/3%, (b) which is after the 91st day of such period and (c) on which the Commitment Utilization Percentage exceeds
33 1/3%.

          "Excluded Indebtedness" shall mean (a) Indebtedness of any Person which is acquired by Infinity or any of its Subsidiaries after the Original Closing Date, which Indebtedness was outstanding prior to the date of acquisition of such Person and was not created in anticipation thereof, (b) any Indebtedness owing by Infinity or any of its Subsidiaries to Infinity or any of its Subsidiaries (including any intercompany Indebtedness created by the declaration of a note payable dividend by any Subsidiary to Infinity or any of its other Subsidiaries) and (c) Specified Section 5.5(n) Indebtedness.

          "Existing CBS Credit Agreement"shall mean the Amended and Restated Credit Agreement, dated as of December 10, 1999, as amended, modified or supplemented from time to time, among CBS, as borrower, and Morgan Guaranty Trust Company of New York, as administrative agent.

          "Existing Credit Agreements" shall mean (a) the Existing CBS Credit Agreement and (b)the Existing Infinity Credit Agreement.

          "Existing Infinity Credit Agreement" shall mean the Credit Agreement, dated as of December 10, 1999, as amended, modified or supplemented from time to time, among Infinity, as borrower, CBS, as guarantor, and Morgan Guaranty Trust Company of New York, as administrative agent.

          "FCC" shall mean the Federal Communications Commission.

          "FCC Licenses" shall mean, with respect to Infinity or any of its Subsidiaries, any radio, television or other license, permit, certificate of compliance or authorization issued by the FCC and required for the operation of its respective radio and television broadcast stations.

          "Federal Funds Effective Rate" shall have the meaning assigned to such term in the definition of "Alternate Base Rate".

          "Fees" shall mean the Commitment Fees, the Administrative Agent's Fees and the Utilization Fees.

          "Financial Covenants" shall have the meaning assigned to such term in
Section 1.2(b).

          "Financial Officer" of any corporation shall mean its Chief Financial Officer, its Vice President and Treasurer or its Vice President and Chief Accounting Officer or, in each case, any comparable officer or any Person designated by any such officer.

          "Five-Year Credit Agreement" shall mean the 5-year credit agreement, dated the date hereof, among Infinity, as borrower, each subsidiary borrower, the lenders party thereto, The Chase Manhattan Bank, as administrative agent, Fleet National Bank and Bank of America, N.A., each as co-syndication agent for the Lenders, and Bank of New York, as documentation agent for the Lenders.

          "GAAP" shall mean generally accepted accounting principles applied on a consistent basis (but subject to changes approved by Infinity's independent public accountants).

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Granting Bank" shall have to meaning specified in  Section 9.4(i).

          "Guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or entered into with the purpose of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase Property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided,, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of Property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and (i) all obligations of such Person as an account party in respect of outstanding letters of credit (whether or not drawn) and bankers' acceptances; provided,, however, that Indebtedness shall not include (i) trade accounts payable arising in the ordinary course of business, (ii) deferred compensation,
(iii) any Indebtedness of such Person to the extent (A) such Indebtedness does not appear on the financial statements of such Person, (B) such Indebtedness is recourse only to certain assets of such Person and (C) the assets to which such Indebtedness is recourse only appear on the financial statements of such Person net of such Indebtedness or (iv) obligations (not constituting obligations for borrowed money) specifically with respect to the production, distribution and acquisition of television and other programming rights or talent; and provided, further, that the amount of any Indebtedness described in clause (f) above shall be the lower of the amount of the obligation or the fair market value of the collateral securing such obligation. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, which Indebtedness is recourse to such general partner.

          "Indebtedness for Borrowed Money" shall mean Indebtedness of the type described in clause (a) or (b) of the definition of "Indebtedness" and any Guarantee thereof.

          "Infinity" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Information" shall have the meaning assigned to such term in Section 3.12.

          "Intellectual Property" shall mean the collective reference to patents, trademarks (registered or unregistered), trade names, service marks, assumed names, copyrights, technology, know-how and processes.

          "Interest Payment Date" shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration been applicable to such Loan and, in addition, the date of any conversion of any Eurodollar Loan to an ABR Loan, the date of repayment or prepayment of any Eurodollar Loan and the applicable Maturity Date; (b) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date.

          "Interest Period" shall mean as to any Eurodollar Loan, the period commencing on the borrowing date or conversion date of such Loan, or on the last day of the immediately preceding Interest Period applicable to such Loan, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 7 days (subject to the prior consent of each Lender) or 1, 2, 3 or 6 months or (subject to the prior consent of each Lender) 9 or 12 months thereafter, as the relevant Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) notwithstanding anything to the contrary herein, no Borrower may select an Interest Period which would end after the Maturity Date applicable to the relevant Loan. Interest shall accrue from and including that first day of an Interest Period to but excluding the last day of such Interest Period.

          "Interim Certificate" shall have the meaning assigned to such term in Annex I hereto.

          "Lead Arrangers" shall mean Chase Securities Inc., a New York corporation, and FleetBoston Robertson Stephens Inc., a national banking corporation.

          "Lenders" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Lien" shall mean, with respect to any asset or Property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or Property and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset or Property.

          "Loan" shall mean the revolving loans made by the Lenders to any Borrower pursuant to Section 2.3. Each Loan shall be a Eurodollar Loan or an ABR Loan.

          "Margin Stock" shall have the meaning assigned to such term under Regulation U.

          "Material Acquisition" shall mean any acquisition of Property or series of related acquisitions of Property (including by way of merger) which
(a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Infinity and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of $50,000,000.

          "Material Adverse Effect" shall mean (a) a material adverse effect on the Property, business, results of operations or financial condition of Infinity and its Subsidiaries taken as a whole or (b) material impairment of the ability of Infinity to perform any of its obligations under this Agreement.

          "Material Disposition" shall mean any Disposition of Property or series of related Dispositions of Property which yields gross proceeds to Infinity or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $50,000,000.

          "Material Subsidiary" shall mean any Subsidiary of Infinity except for Subsidiaries which in the aggregate would not constitute a significant subsidiary under Regulation S-X of the SEC; provided, that each Subsidiary Borrower shall in any event constitute a Material Subsidiary.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 3(37) of ERISA to which contributions have been made by Infinity or any ERISA Affiliate of Infinity and which is covered by Title IV of ERISA.

          "Net Cash Proceeds" shall mean, in connection with any Disposition of all or any material part of any business unit, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of (i) attorneys' fees, accountants' fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable on a current basis as a result thereof (after taking into account any available tax credits or deductions) and (iii) any cash purchase price adjustments paid in connection therewith (but only as and when paid).

          "New Lender" shall have the meaning assigned to such term in Section 2.10(d).

          "New Lender Supplement" shall mean the agreement made pursuant to
Section 2.10(d) substantially in the form of Exhibit F.

          "Non-U.S. Person" shall have the meaning assigned to such term in
Section 2.17(f).

          "Original Closing Date" shall mean August 29, 1996.

          "Outstanding Extensions of Credit" shall mean, as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Loans made by such Lender then outstanding.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

          "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any government or any agency or political subdivision thereof.

          "Plan" shall mean any employee pension benefit plan as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for employees of Infinity or any ERISA Affiliate.

          "Prime Rate" shall have the meaning assigned to such term in the definition of "Alternate Base Rate".

          "Pro Forma Period" shall have the meaning assigned to such term in
Section 1.2(c).

          "Projections" shall have the meaning assigned to such term in Section 3.12.

          "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Rating Agencies" shall mean S&P and Moody's.

          "Reference Banks" shall mean Chase and such other banks designated by the Administrative Agent from time to time.

          "Register" shall have the meaning assigned to such term in Section 9.4(d).

          "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Required Lenders" shall mean, at any time, Lenders whose respective Total Facility Percentages aggregate not less than 51%.

          "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement (or, in the case of matters relating to ERISA, any officer responsible for the administration of the pension funds of such corporation).

          "Revolving Credit Borrowing Request" shall mean a request made pursuant to Section 2.3 in the form of Exhibit B-1.

          "Revolving Credit Maturity Date" shall mean May 2, 2001.

          "Revolving Credit Percentage" of any Lender at any time shall mean the percentage of the aggregate Commitments (or, following any termination of all the Commitments, the Commitments most recently in effect) represented by such Lender's Commitment (or, following any such termination, the Commitment of such Lender most recently in effect).

          "Sale/Leaseback" shall mean any lease, whether an operating lease or a capital lease, whereby Infinity or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any Property whether now owned or hereafter acquired, (a) that Infinity or any of its Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other Person (other than Infinity or any of its Subsidiaries), or (b) that is acquired by any other Person, as part of a financing transaction to which Infinity or any of its Subsidiaries is a party, in contemplation of leasing such Property to Infinity or any of its Subsidiaries, as the case may be.

          "Sale/Leaseback Attributable Debt" shall mean, for any Sale/Leaseback, the present value (discounted at the rate of interest implicit in such Sale/Leaseback, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the interest rate applicable to an ABR Loan on the date of the commencement of such transaction), as of the date on which the amount thereof is to be determined, of the obligation of the lessee for net rental payments during the remaining term of such Sale/Leaseback (including any period for which such Sale/Leaseback may, at the option of the lessor, be extended). In the case of any master lease agreement, each fixed or capital asset subject thereto (or any related group of such assets for which the lease terms commence at the same time) shall be deemed to be the subject of a separate Sale/Leaseback, and, to the extent that any fixed or capital asset is the subject of a Sale/Leaseback and then of another, the Sale/Leaseback Attributable Debt will be deemed to be incurred only under the first such Sale/Leaseback. For the purposes of Section 5.5(m), the Sale/Leaseback Attributable Debt of any Subsidiary of Infinity which is not a Wholly Owned Subsidiary shall be deemed to be the amount determined in accordance with the foregoing provisions of this definition multiplied by Infinity's direct or indirect percentage common equity interest in such Subsidiary at the date of determination.

          "S&P" shall mean Standard & Poor's Ratings Services.

          "SEC" shall mean the Securities and Exchange Commission.

          "Specified Section 5.5(n) Indebtedness" shall have the meaning assigned to such term in Section 5.5(n).

          "SPC" shall have the meaning specified in Section 9.4(i).

          "Subsidiary" shall mean, for any Person (the "Parent"), any corporation, partnership or other entity of which shares of Voting Capital Stock sufficient to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by the Parent or one or more of its Subsidiaries or by the Parent and one or more of its Subsidiaries. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Infinity.

          "Subsidiary Borrower" shall mean any Subsidiary (a) which is organized under the laws of the United States of America, any state, territory or possession thereof or the District of Columbia, (b) which is designated as a Subsidiary Borrower by Infinity pursuant to a Subsidiary Borrower Designation,
(c) which has delivered to the Administrative Agent a Subsidiary Borrower Request and (d) whose designation as a Subsidiary Borrower has not been terminated pursuant to Section 4.2.

          "Subsidiary Borrower Designation" shall mean a designation, substantially in the form of Exhibit B-2, which may be delivered by Infinity and approved by Infinity and shall be accompanied by a Subsidiary Borrower Request.

          "Subsidiary Borrower Obligations" shall mean, with respect to each Subsidiary Borrower, the unpaid principal of and interest on the Loans made to such Subsidiary Borrower (including, without limitation, interest accruing after the maturity of the Loans made to such Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of such Subsidiary Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement.

          "Subsidiary Borrower Request" shall mean a request, substantially in the form of Exhibit B-3, which is received by the Administrative Agent in connection with a Subsidiary Borrower Designation.

          "Test Period" shall have the meaning assigned to such term in Section 1.2(c).

          "Total Commitment" shall mean at any time the aggregate amount of the Commitments in effect at such time.

          "Total Facility Exposure" shall mean at any time the aggregate amount of the Outstanding Extensions of Credit at such time.

          "Total Facility Percentage" shall mean, as to any Lender at any time, the quotient (expressed as a percentage) of (a) such Lender's Commitment (or (x) for the purposes of acceleration of the Loans pursuant to clause (II) of Article VI or (y) if the Commitments have terminated, such Lender's Outstanding Extensions of Credit) and (b) the aggregate of all Lenders' Commitments (or (x) for the purposes of acceleration of the Loans pursuant to clause (II) of Article VI or (y) if the Commitments have terminated, the Total Facility Exposure)).

          "Transferee" shall mean any assignee or participant described in
Section 9.4(b) or (f).

          "Type" when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined. For purposes hereof, "Rate" shall mean the Eurodollar Rate or the Alternate Base Rate.

          "U.S. Person" shall mean a citizen, national or resident of the United States of America, or an entity organized in or under the laws of the United States of America.

          "Viacom" shall mean Viacom, Inc., a Delaware corporation.

          "Viacom Merger" shall mean the merger between CBS and Viacom.

          "Voting Capital Stock" shall mean securities or other ownership interests of a corporation, partnership or other entity having by the terms thereof ordinary voting power to vote in the election of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency).

          "Wholly Owned Subsidiary" shall mean any Subsidiary of which all shares of Voting Capital Stock (other than, in the case of a corporation, directors' qualifying shares) are owned directly or indirectly by the Parent (as defined in the definition of "Subsidiary").

          SECTION 1.2. Terms Generally. (a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall, except where the context otherwise requires, be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

          (b) Except as otherwise expressly provided herein, all terms of an accounting nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that, for purposes of determining compliance with the covenants set forth in Sections 5.7 and 5.8 (such Sections being referred to as the "Financial Covenants"), except as otherwise set forth in the Financial Covenants and the definitions related thereto, such terms shall be construed in accordance with GAAP as in effect on December 31, 1999.

          (c) For the purposes of calculating Consolidated EBITDA and Consolidated Interest Expense for any period (a "Test Period"), (i) if at any time from the period (a "Pro Forma Period") commencing on the second day of such Test Period and ending on the date which is ten days prior to the date of delivery of the Compliance Certificate or Interim Certificate, as the case may be, in respect of such Test Period (or, in the case of any pro forma calculation made pursuant hereto in respect of a particular transaction, ending on the date such transaction is consummated after giving effect thereto), Infinity or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property which is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period, and Consolidated Interest Expense for such Test Period shall be reduced by an amount equal to the Consolidated Interest Expense for such Test Period attributable to any Indebtedness of Infinity or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Infinity and its Subsidiaries in connection with such Material Disposition (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such Test Period directly attributable to the Indebtedness of such Subsidiary to the extent Infinity and its continuing Subsidiaries are no longer liable for such Indebtedness after such Disposition); (ii) if during such Pro Forma Period Infinity or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; and (iii) if during such Pro Forma Period any Person that subsequently became a Subsidiary or was merged with or into Infinity or any Subsidiary since the beginning of such Pro Forma Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by Infinity or a Subsidiary during such Pro Forma Period, Consolidated EBITDA and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period. For the purposes of this paragraph, whenever pro forma effect is to be given to a Material Disposition or Material Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness discharged or incurred in connection therewith, the pro forma calculations shall be determined in good faith by a Financial Officer of Infinity. If any Indebtedness bears a floating rate of interest and the incurrence or assumption thereof is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the last day of the relevant Pro Forma Period had been the applicable rate for the entire relevant Test Period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term in excess of 12 months). Comparable adjustments shall be made in connection with any determination of Consolidated EBITDA.

                                 ARTICLE II.

                                 THE CREDITS

          SECTION 2.1. Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to Infinity or any Subsidiary Borrower, at any time and from time to time on and after the Closing Date and until the earlier of (a) the Business Day immediately preceding the Revolving Credit Maturity Date and (b) the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender's Commitment. Each Borrower may borrow, prepay and reborrow Loans on and after the Closing Date and prior to the Revolving Credit Maturity Date, subject to the terms, conditions and limitations set forth herein.

          SECTION 2.2. Loans. (a) Each Loan shall be made to the relevant Borrower by the Lenders ratably in accordance with their respective Commitments. The Loans shall be made in minimum amounts equal to (i) in the case of Eurodollar Loans, $50,000,000 or an integral multiple of $5,000,000 in excess thereof, and (ii) in the case of ABR Loans, $25,000,000 or an integral multiple of $5,000,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Total Commitment).

          (b) Each Lender shall make each Loan to be made by it on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time (or, in connection with an ABR Loan to be made on the same day on which a notice is submitted, 12:30 p.m., New York City time) and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the relevant Borrower with the Administrative Agent.

          SECTION 2.3. Revolving Credit Borrowing Procedure. In order to request a Loan, the relevant Borrower shall hand deliver or telecopy to the Administrative Agent a Revolving Credit Borrowing Request in the form of Exhibit B-1 (a) in the case of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case specify (i) whether the Loan then being requested is to be a Eurodollar Loan or an ABR Loan, (ii) the date of such Loan (which shall be a Business Day) and the amount thereof; and (iii) in the case of a Eurodollar Loan, the Interest Period with respect thereto. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.3 and of each Lender's portion of the requested Loan.

          SECTION 2.4. Repayment of Loans. Each Borrower shall repay all outstanding Loans on the first anniversary of the Revolving Credit Maturity Date (or such earlier date on which the Loans shall be due and payable in accordance herewith). Each Loan shall bear interest from and including the date thereof on the outstanding principal balance thereof as set forth in Section 2.07.

          SECTION 2.5. Conversion and Continuation Options. (a) The relevant Borrower may elect from time to time to convert Eurodollar Loans (or, subject to Section 2.07(d), a portion thereof) to ABR Loans on the last day of an Interest Period with respect thereto by giving the Administrative Agent prior irrevocable notice of such election. The relevant Borrower may elect from time to time to convert ABR Loans (subject to Section 2.07(d)) to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to

Eurodollar Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided, that no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such a conversion.

          (b) Any Eurodollar Loans (or, subject to Section 2.07(d), a portion thereof) may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto, of the length of the next Interest Period to be applicable to such Loans; provided, that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such a continuation; and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice from a Borrower pursuant to this Section 2.5(b), the Administrative Agent shall promptly notify each Lender thereof.

          SECTION 2.6. Fees. (a) Infinity agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee for the period from and including the Closing Date to the Revolving Credit Maturity Date (or such earlier date on which the Commitments shall terminate in accordance herewith), computed at a per annum rate equal to the Applicable Commitment Fee Rate on the average daily Commitment Fee Calculation Amount in respect of such Lender during the period for which payment is made. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable quarterly in arrears on the last day of each March, June, September and December, on the Revolving Credit Maturity Date or such earlier date on which the Commitments shall be terminated, commencing on the first of such dates to occur after the Closing Date.

          (b) Infinity agrees to pay to the Administrative Agent, for its own account, the administrative agent's fees ("Administrative Agent's Fees") provided for in the Administrative Agent Fee Letter at the times provided therein.

          (c) Infinity agrees to pay to each Lender, through the Administrative Agent, on each Interest Payment Date for ABR Loans, a utilization fee (a "Utilization Fee") at a rate per annum equal to the Applicable Utilization Fee Rate for each Excess Utilization Day during the period covered by such Interest Payment Date on the Outstanding Extensions of Credit of such Lender on such Excess Utilization Day. All Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in arrears.

          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the relevant Lenders. Once paid, none of the Fees shall be refundable under any circumstances (other than corrections of errors in payment).

          SECTION 2.7. Interest on Loans; Eurodollar Tranches; Etc. (a) Subject to the provisions of Section 2.08, Eurodollar Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to in the case of each Eurodollar Loan, the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Eurodollar Margin. The Eurodollar Rate for each Interest Period shall be determined by the

Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the relevant Borrower and each Lender of such determination.

          (b) Subject to the provisions of Section 2.08, ABR Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          (c) Interest on each Loan shall be payable on each applicable Interest Payment Date.

          (d) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations, repayments and prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder in respect of Eurodollar Loans shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $50,000,000 or a whole multiple of $5,000,000 in excess thereof. Unless otherwise agreed by the Administrative Agent, in no event shall there be more than 25 Eurodollar Tranches outstanding at any time.

          (e) If no election as to the Type of Loan is specified in any notice of borrowing with respect thereto, then the requested Loan shall be an ABR Loan. If no Interest Period with respect to a Eurodollar Loan is specified in any notice of borrowing, conversion or continuation, then the relevant Borrower shall be deemed to have selected an Interest Period of one month's duration.

          SECTION 2.8. Default Interest. (a) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.07 plus 2% and (b) if all or a portion of any interest payable on any Loan or any Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate otherwise applicable to ABR Loans pursuant to Section 2.07(b) plus 2%, in each case, with respect to clauses (a) and (b) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          SECTION 2.9. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Required Lenders shall have determined and shall have notified the Administrative Agent that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining Eurodollar Loans during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Eurodollar Loan pursuant to Section 2.3 to be made after such determination shall be deemed to be a request for an ABR Loan and (ii) any request by a Borrower for conversion into or a continuation of a Eurodollar Loan pursuant to Section 2.5 to be made after such determination shall have no force and effect (in the case of a requested conversion) or shall be deemed to be a request for a conversion into an ABR Loan (in the case of a requested continuation). Each determination by the Administrative Agent or the Required Lenders hereunder shall be conclusive absent manifest error.

          SECTION 2.10.  Termination, Reduction and Increase of Commitments.
(a) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, Infinity may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) no such termination or reduction shall be made if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (x) the Outstanding Extensions of Credit of any Lender would exceed such Lender's Commitment then in effect or (y) the Total Facility Exposure would exceed the Total Commitment then in effect. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10(a).

          (b) Except as otherwise provided in Section 2.18, each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. Infinity agrees to pay to the Administrative Agent for the account of the Lenders, on the date of termination or reduction of the Commitments, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

          (c) Infinity shall have the right at any time and from time to time to increase the Total Commitments to an aggregate amount, when added to the aggregate amount of Total Commitments (as defined under the Five-Year Credit Agreement) under the Five-Year Credit Agreement, not to exceed $3,500,000,000
(i) by requesting that one or more banks or other financial institutions not a party to this Agreement become a Lender hereunder or (ii) by requesting that any Lender already party to this Agreement increase the amount of such Lender's Commitment; provided, that the addition of any bank or financial institution pursuant to clause (i) above shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided further, the Commitment of any bank or other financial institution pursuant to clause (i) above, shall be in an aggregate principal amount at least equal to $10,000,000; provided further, the amount of the increase of any Lender's Commitment pursuant to clause (ii) above when added to the amount of such Lender's Commitment before the increase, shall be in an aggregate principal amount at least equal to $10,000,000.

          (d) Any additional bank, financial institution or other entity which elects to become a party to this Agreement and obtain a Commitment pursuant to clause (c) of this Section 2.10 above shall execute a New Lender Supplement (each, a "New Lender Supplement") with Infinity and the Administrative Agent, substantially in the form of Exhibit G, whereupon such bank, financial institution or other entity (herein called a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule
1.1 shall be deemed to be amended to add the name and Commitment of such New Lender.

          (e) Any increase in the Total Commitment pursuant to clause (c) of this Section 2.10 shall be effective only upon the execution and delivery to Infinity and the Administrative Agent of a commitment increase letter in substantially the form of Exhibit G hereto (a "Commitment Increase Letter"), which Commitment Increase Letter shall be delivered to the Administrative Agent not less than five Business Days prior to the Commitment Increase Date and shall specify (i) the amount of the Commitment of any bank or financial institution not a party to this agreement which is becoming a Lender or the amount of any increase in the Commitment of any Lender and (ii) the date such increase is to become effective (the "Commitment Increase Date").

          (f) Any increase in the Total Commitment pursuant to this Section 2.10 shall not be effective unless:

          (i) no Default or Event of Default shall have occurred and be continuing on the Commitment Increase Date;

          (ii) each of the representations and warranties made by Infinity and the Subsidiary Borrowers in Article III, or in any certificate delivered pursuant hereto, shall be true and correct in all material respects on the Commitment Increase Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

          (iii) the Administrative Agent shall have received each of (A) a certificate of the corporate secretary or assistant secretary of the Borrowers as to the taking of any corporate action necessary in connection with such increase and (B) an opinion or opinions of general counsel to the Borrowers as to their corporate power and authority to borrow hereunder after giving effect to such increase and such other matters relating thereto as the Administrative Agent and its counsel may reasonably request.

Each notice requesting an increase in the Total Commitments pursuant to this
Section 2.10 shall constitute a certification to the effect set forth in clauses
(i) and (ii) of this Section 2.10(e).

          (g) No Lender shall at any time be required to agree to a request of Infinity to increase its Commitment or obligations hereunder.

          SECTION 2.11. Optional Prepayments of Loans. The relevant Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon giving irrevocable written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans, and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Loans. Such notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the relevant Borrower shall also pay any amounts owing pursuant to Section 2.13. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

          SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the Closing Date any change in applicable law or regulation (including any change in the reserve percentages provided for in Regulation D) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office (or in which it holds any Eurodollar Loan) or by any political subdivision or taxing authority therein and other than taxes that would not have been imposed but for the failure of such Lender to comply with applicable certification, information, documentation or other reporting requirements), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of or deposits with or for the account of such Lender, or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any Eurodollar Loan by an amount deemed by such Lender to be material, then the relevant Borrower agrees to pay to such Lender as provided in paragraph (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender shall have determined that the adoption after the Closing Date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any law, rule, regulation or guideline regarding capital adequacy or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Infinity agrees to pay to such Lender as provided in paragraph (c) below such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or
(b) above, as the case may be, and the basis therefor in reasonable detail shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. The relevant Borrower shall pay each Lender the amount shown as due on any such certificate within 30 days after its receipt of the same.

          (d) Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to any other period. The protection of this Section
2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed so long as it shall be customary for Lenders affected thereby to comply therewith. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the relevant Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of
(i) such date and (ii) the date on which it shall have become aware of such costs or reductions. Notwithstanding any other provision of this Section 2.12, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. In the event any Borrower shall reimburse any Lender pursuant to this Section 2.12 for any cost and such Lender shall subsequently receive a refund in respect thereof, such Lender shall so notify such Borrower and, upon its request, will pay to such Borrower the portion of such refund which such Lender shall determine in good faith to be allocable to the cost so reimbursed. The covenants contained in this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          SECTION 2.13. Indemnity. Each Borrower agrees to indemnify each Lender against any loss or expense described below which such Lender may sustain or incur as a consequence of (a) any failure by such Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by such Borrower to borrow, continue or convert any Loan hereunder after irrevocable notice of such borrowing, continuation or conversion has been given or deemed given pursuant to Article II or (c) any payment, prepayment or conversion of a Eurodollar Loan made to such Borrower required by any other provision of this Agreement or otherwise made or deemed made, whatever the circumstances may be that give rise to such payment, prepayment or conversion, or any transfer of any such Loan pursuant to Section 2.18 or 9.4(b), on a date other than the last day of the Interest Period applicable thereto; provided, that any request for indemnification made by any Lender to any Borrower pursuant to clause (c) hereof shall be accompanied by such Lender's calculation of such amount to be indemnified. The loss or expense for which such Lender shall be indemnified under this Section 2.13 shall be equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, continued or converted (assumed to be the Eurodollar Rate in the case of Eurodollar Loans) for the period from the date of such payment, prepayment, conversion or failure to borrow, continue or convert to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, continue or convert, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, continued or converted for such period or Interest Period, as the case may be; provided, however, that such amount shall not include any loss of a Lender's margin or spread over its cost of obtaining funds as described above. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          SECTION 2.14.  Pro Rata Treatment; Funding Matters; Evidence of Debt.
(a) Except as required under Section 2.18, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of the Commitment Fees pursuant to Section 2.6(a)(i), and each reduction of the Commitments, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Loan to be made hereunder, the Administrative Agent may, in its discretion, round such Lender's percentage of such Loan to the next higher or lower whole Dollar amount.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the relevant borrowing date that such Lender will not make available to the Administrative Agent such Lender's portion of a borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such borrowing in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the relevant Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the relevant Loan and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such borrowing for the purposes of this Agreement; provided, that such repayment shall not release such Lender from any liability it may have to such Borrower for the failure to make such Loan at the time required herein.

          (c) The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

          (d) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

          (e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by it from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Borrower with respect to each Loan, the Type of each Loan and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender's share thereof. The entries made in the accounts maintained pursuant to this paragraph (e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.

          (f) In order to expedite the transactions contemplated by this Agreement, each Subsidiary Borrower shall be deemed, by its execution and delivery of a Subsidiary Borrower Request, to have appointed Infinity to act as agent on behalf of such Subsidiary Borrower for the purpose of (a) giving any notices contemplated to be given by such Subsidiary Borrower pursuant to this Agreement, including, without limitation, borrowing notices, prepayment notices, continuation notices, and conversion notices and (b) paying on behalf of such Subsidiary Borrower any Subsidiary Borrower Obligations owing by such Subsidiary Borrower; provided, that each Subsidiary Borrower shall retain the right, in its discretion, to directly give any or all of such notices or make any or all of such payments.

          (g) The Administrative Agent shall promptly notify the Lenders upon receipt of any Subsidiary Borrower Designation and Subsidiary Borrower Request.

          SECTION 2.15. Sharing of Setoffs. Except to the extent that this Agreement provides for payments to be allocated to Loans, each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (other than pursuant to any provision of this Agreement), obtain payment (voluntary or involuntary) in respect of any category of its Loans as a result of which the unpaid principal portion of such Loans shall be proportionately less than the unpaid principal portion of such Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in such Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans then outstanding as the principal amount of such Loans of each Lender prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all such Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly such Borrower.

          SECTION 2.16. Payments. (a) Except as otherwise expressly provided herein, each Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder without setoff or counterclaim and shall make each such payment not later than 12:00 noon, New York City time, on the date when due in Dollars to the Administrative Agent at its offices at The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, in immediately available funds.

          (b) Whenever any payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          SECTION 2.17. Taxes. (a) Any and all payments by each Borrower hereunder to or for the benefit of a Non-U.S. Person shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by or on behalf of the United States or any political subdivision thereof, excluding taxes imposed on (or measured by) such Non-U.S. Person's net income or net receipts, franchise taxes, taxes on doing business or taxes imposed on capital or net worth (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to a Non-U.S. Person, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Non-U.S. Person shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

          (b) The relevant Borrower agrees to pay and reimburse on demand all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement, any of the Loans (all such taxes, assessments or charges hereinafter referred to as "Other Taxes").

          (c) The relevant Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by the applicable jurisdiction on amounts payable under this Section 2.17) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date such Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by any Borrower in respect of any payment to a Non-U.S. Person, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.1 for delivery to such Non-U.S. Person, the original or a certified copy of a receipt (if available) evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of the principal of and interest on all Loans made hereunder and of all other amounts payable hereunder.

          (f) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Person") shall deliver to Infinity and the Administrative Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Person claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Person delivers a Form W-8, an annual certificate representing that such Non-U.S. Person is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Infinity and is not a controlled foreign corporation related to Infinity (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Person claiming complete exemption from U.S. federal withholding tax on all payments by any Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Person promptly after it becomes a party to this Agreement (or, in the case of any participant, promptly after the date such participant purchases the related participation). In addition, each Non-U.S. Person shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Person. Each Non-U.S. Person shall promptly notify Infinity at any time it determines that it is no longer in a position to provide any previously delivered certificate to Infinity (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Unless Infinity and the Administrative Agent (or, in the case of a participant, the Lender from which the related participation shall have been purchased) have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the relevant Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments of interest to or for any Lender (or Transferee) that is a Non-U.S. Person. Notwithstanding any other provision of this Section 2.17(f), a Non-U.S. Person shall not be required to deliver any form pursuant to this Section 2.17(f) that such Non-U.S. Person is not legally able to deliver by reason of the adoption of any law, rule or regulation, or any change in any law, rule or regulation or in the interpretation thereof, in each case occurring after the date such Non-U.S. Person becomes a Lender (or Transferee).

          (g) No Borrower shall be required to pay any additional amounts to any Non-U.S. Person in respect of United States withholding tax pursuant to paragraph (a) above (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Person to comply with the provisions of paragraph (f) above or (ii) in the case of a Transferee, to the extent such additional amounts exceed the additional amounts that would have been payable had no transfer or assignment to such Transferee occurred; provided, however, that each Borrower shall be required to pay those amounts to any Lender (or Transferee) that it was required to pay hereunder prior to the failure of such Lender (or Transferee) to comply with the provisions of such paragraph (f).

          SECTION 2.18. Termination or Assignment of Commitments Under Certain Circumstances. (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.12 or Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by any Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

          (b) In the event that (x) any Lender shall have delivered a notice or certificate pursuant to Section 2.12, (y) any Borrower shall be required to make additional payments to any Lender under Section 2.17, or (z) any Lender (a "Non-Consenting Lender") shall withhold its consent to any amendment described in clause (i) or (ii) of Section 9.8(b) as to which consents have been obtained from Lenders having Total Facility Percentages aggregating at least 90%, Infinity shall have the right, at its own expense, upon notice to such Lender (or Lenders) and the Administrative Agent, (i) to terminate the Commitments of such Lender (except in the case of clause (z) above) or (ii) to require such Lender (or, in the case of clause (z) above, each Non-Consenting Lender) to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.4) all its interests, rights and obligations under this Agreement to one or more other financial institutions acceptable to the Administrative Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided, that (w) in the case of any replacement of Non-Consenting Lenders, each assignee shall have consented to the relevant amendment, (x) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, (y) the Borrowers or the assignee (or assignees), as the case may be, shall pay to each affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder and (z) Infinity may not terminate Commitments representing more than 10% of the original aggregate Commitments pursuant to this paragraph
(b).

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES

          Infinity hereby represents and warrants, and each Subsidiary Borrower by its execution and delivery of a Subsidiary Borrower Request represents and warrants (to the extent specifically applicable to such Subsidiary Borrower), to each of the Lenders that:

          SECTION 3.1.  Corporate Existence.  Each of Infinity and each Material
Subsidiary: (a is a corporation, partnership or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the failure to have any of the foregoing would not result in a Material Adverse Effect; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would result in a Material Adverse Effect.

          SECTION 3.2. Financial Condition. (a) Each of (i) the consolidated balance sheet of Infinity and its Consolidated Subsidiaries as at December 31, 1999, and the related consolidated statements of income and cash flows of Infinity and its Consolidated Subsidiaries for the fiscal year ended on such date, with the opinion thereon of KPMG LLP, heretofore furnished to each of the Lenders, fairly present the consolidated financial condition of Infinity and its Consolidated Subsidiaries as at such date and the consolidated results of their operations for the fiscal year ended on such date in accordance with GAAP. Neither Infinity nor any of its Material Subsidiaries had on such date any known material contingent liability, except as referred to or reflected or provided for in the Exchange Act Report or in such balance sheets (or the notes thereto) as at such date.

          (b) As of the date hereof, there has been no material adverse change in the consolidated financial condition, operations, assets, business or prospects taken as a whole of Infinity and its Consolidated Subsidiaries from that set forth in the consolidated financial statements of Infinity for the fiscal year ended December 31, 1999 referred to in Section 3.2(a) (it being agreed, however, that none of (i) the reduction by any rating agency of any rating assigned to Indebtedness of Infinity, (ii) non-cash provisions for loan losses and additions to valuation allowances, (iii) any change in GAAP or compliance therewith and (iv) any legal or arbitral proceedings which have been disclosed in the Exchange Act Report, whether threatened, pending, resulting in a judgment or otherwise, prior to the time a final judgment for the payment of money shall have been recorded against Infinity or any Material Subsidiary by any Governmental Authority having jurisdiction, and the judgment is non-appealable (or the time for appeal has expired) and all stays of execution have expired or been lifted shall, in and of itself, constitute such a material adverse change).

          SECTION 3.3. Litigation. Except as disclosed to the Lenders in the Exchange Act Report filed prior to the Closing Date or otherwise disclosed in writing to the Lenders prior to the Closing Date, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, pending or (to the knowledge of Infinity) threatened against Infinity or any of its Material Subsidiaries which have resulted in a Material Adverse Effect (it being agreed that any legal or arbitral proceedings which have been disclosed in the Exchange Act Report, whether threatened, pending, resulting in a judgment or otherwise, prior to the time a final judgment for the payment of money shall have been recorded against Infinity or any Material Subsidiary by any Governmental Authority having jurisdiction, and the judgment is non-appealable (or the time for appeal has expired) and all stays of execution have expired or been lifted shall not, in and of itself, be deemed to result in a Material Adverse Effect). The "Exchange Act Report" shall mean, collectively, the Annual Report of Infinity on Form 10-K for the year ended December 31, 1999 and Report on Form 8-K of Infinity filed subsequent to December 31, 1999 and delivered to the Lenders prior to the date hereof.

          SECTION 3.4. No Breach, etc. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or By-laws (or other equivalent organizational documents) of any Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any material agreement or instrument to which Infinity or any of its Material Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of Infinity or any of its Material Subsidiaries pursuant to the terms of any such agreement or instrument. Neither Infinity nor any of its Material Subsidiaries is in default under or with respect to any of its material contractual obligations in any respect which would have a Material Adverse Effect.

          SECTION 3.5. Corporate Action. Each Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution and delivery by each Borrower of this Agreement (or, in the case of each Subsidiary Borrower, the relevant Subsidiary Borrower Request), and the performance by each Borrower of this Agreement, have been duly authorized by all necessary corporate action on such Borrower's part; this Agreement (or, in the case of each Subsidiary Borrower, the relevant Subsidiary Borrower Request) has been duly and validly executed and delivered by each Borrower; and this Agreement constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.6. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by each Borrower of this Agreement or for the validity or enforceability hereof.

          SECTION 3.7. ERISA. Infinity and, to the best of its knowledge, its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code except where any failure or non-compliance would not result in a Material Adverse Effect.

          SECTION 3.8. Taxes. As of the Closing Date, United States Federal income tax returns of or including Infinity and its Material Subsidiaries have been, to the knowledge of Infinity, examined and closed through the fiscal year of Infinity ended December 31, 1993. Infinity and its Material Subsidiaries, to the knowledge of Infinity, have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by or in respect of them and have paid or caused to be paid all taxes shown as due on such returns or pursuant to any assessment received by Infinity or any of its Material Subsidiaries, except those being contested and reserved against in accordance with Section 5.2.

          SECTION 3.9. Investment Company Act. No Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.10. Hazardous Materials. Except as, in the aggregate, would not have a Material Adverse Effect, neither Infinity nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance or liability regarding environmental matters or compliance with Environmental Laws with regard to any of its or its Subsidiaries' Properties or business, nor does Infinity have any knowledge that any notice will be received or is being threatened.

          SECTION 3.11. Material Subsidiaries. Set forth in Schedule 3.11 is a complete and correct list, as of the Closing Date, of all Material Subsidiaries.

          SECTION 3.12. No Material Misstatements. No written information, report, financial statement, exhibit or schedule (the "Information") furnished by or on behalf of Infinity to the Administrative Agent or any Lender in connection with the syndication of the Commitments or the negotiation of this Agreement or included in this Agreement or delivered pursuant hereto contained as of the time it was furnished any material misstatement of fact or omitted as of such time to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided, that with respect to Information consisting of statements, estimates and projections regarding the future performance of Infinity and its respective Subsidiaries ("Projections"), no representation or warranty is made other than that such Projections have been prepared in good faith utilizing due and careful consideration and the best information available to Infinity at the time of preparation thereof.

          SECTION 3.13. Ownership of Property. Each of Infinity and each of its Material Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, except to the extent that the failure to have such title would not result in a Material Adverse Effect.

          SECTION 3.14. Intellectual Property. Each of Infinity and each of its Material Subsidiaries maintains, and is in compliance in all material respects with, appropriate policies and procedures for establishing and protecting their respective rights in Intellectual Property. Except as, in the aggregate, would not result in a Material Adverse Effect, (a) each of Infinity and each of its Material Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of their respective businesses;
(b) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Infinity know of any valid basis for any such claim; and (c) to the best knowledge of Infinity, the use of the Intellectual Property by Infinity and its Material Subsidiaries does not infringe on the rights of any Person.

          SECTION 3.15. FCC Matters. Except as, in the aggregate, would not result in a Material Adverse Effect: (a) Infinity and each of its Material Subsidiaries have all the FCC Licenses necessary for the conduct of their respective businesses; (b) Infinity and each of its Material Subsidiaries are in substantial compliance with the Communications Act and with the rules and regulations thereunder; (c neither Infinity nor any of its Material Subsidiaries is a party to, or has any knowledge of, any pending investigation, notice of violation, order or complaint issued with respect to it by or before the FCC; and (d) Infinity and its Material Subsidiaries have no reason to believe that any FCC License will not be renewed in the ordinary course of business.

                                  ARTICLE IV.

                    CONDITIONS OF EFFECTIVENESS AND LENDING

          SECTION 4.1. Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions (the date on which all of such conditions shall have been satisfied, the "Closing Date"):

          (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of Infinity.

          (b) Closing Certificate. The Administrative Agent shall have received a Closing Certificate, substantially in the form of Exhibit E, of Infinity, with appropriate insertions and attachments.

          (c) Amendments. The Administrative Agent shall have received the amendment of each Existing Credit Agreement duly executed by the Required Lenders (as defined in the applicable Existing Credit Agreement) required to permit (i) the Viacom Merger and (ii) this Agreement and the Five-Year Credit Agreement and the consummation of the transactions contemplated hereby and thereby.

          (d) Opinion of Counsel. The Administrative Agent shall have received an opinion of the general counsel of Infinity in form and substance satisfactory to the Administrative Agent.

          SECTION 4.2.  Initial Loans to Subsidiary Borrowers.   The obligation
of each Lender to make its initial Loan to a particular Subsidiary Borrower, if designated as such after the Closing Date, is subject to the satisfaction of the conditions that (a) Infinity shall have delivered to the Administrative Agent a Subsidiary Borrower Designation for such Subsidiary Borrower and (b) such Subsidiary Borrower shall have furnished to the Administrative Agent (i) a Subsidiary Borrower Request, (ii) a Closing Certificate of such Subsidiary Borrower, with appropriate insertions and attachments and (iii) one or more executed legal opinions with respect to such Subsidiary Borrower, in form and substance reasonably satisfactory to the Administrative Agent. Infinity may from time to time deliver a subsequent Subsidiary Borrower Designation with respect to any Subsidiary Borrower, countersigned by such Subsidiary Borrower, for the purpose of terminating such Subsidiary Borrower's designation as such, so long as, on the effective date of such termination, all Subsidiary Borrower Obligations in respect of such Subsidiary Borrower shall have been paid in full. In addition, if on any date a Subsidiary Borrower shall cease to be a Subsidiary, all Subsidiary Borrower Obligations in respect of such Subsidiary Borrower shall automatically become due and payable on such date and no further Loans may be borrowed by such Subsidiary Borrower hereunder.

          SECTION 4.3. All Credit Events. The obligation of each Lender to make each Loan are subject to the satisfaction of the following conditions:

          (a) The Administrative Agent shall have received a request for, or notice of, such Credit Event if and as required by Section 2.3;

          (b) Each of the representations and warranties made by Infinity and, in the case of a borrowing by a Subsidiary Borrower, by such Subsidiary Borrower, in Article III, or in any certificate delivered pursuant hereto, shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

          (c) At the time of and immediately after giving effect to such Credit Event no Default or Event of Default shall have occurred and be continuing; and

          (d) After giving effect to such Credit Event, (i) the Outstanding Extensions of Credit of each Lender shall not exceed such Lender's Commitment then in effect and (ii) the Total Facility Exposure) shall not exceed the Total Commitment then in effect.

Each Credit Event shall be deemed to constitute a representation and warranty by Infinity on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.3.


                                 ARTICLE V.

                                 COVENANTS

          Infinity covenants and agrees with each Lender that, as long as the Commitments shall be in effect or the principal of or interest on any Loan shall be unpaid, unless the Required Lenders shall otherwise consent in writing:

          SECTION 5.1. Financial Statements. Infinity shall deliver to each of the Lenders:

          (a) within 55 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Infinity, consolidated statements of income and cash flows of Infinity and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a Financial Officer of Infinity which certificate shall state that such financial statements fairly present the consolidated financial condition and results of operations of Infinity and its Consolidated Subsidiaries in accordance with GAAP as at the end of, and for, such period, subject to normal year-end audit adjustments; provided, that the requirement herein for the furnishing of such quarterly financial statements may be fulfilled by providing to the Lenders the report of Infinity to the SEC on Form 10-Q for the applicable quarterly period, accompanied by the officer's certificate described in the last sentence of this Section 5.1;

          (b) within 105 days after the end of each fiscal year of Infinity, consolidated statements of income and cash flows of Infinity and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon (unqualified as to the scope of the audit) of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of Infinity and its Consolidated Subsidiaries as at the end of, and for, such fiscal year; provided, that the requirement herein for the furnishing of annual financial statements may be fulfilled by providing to the Lenders the report of Infinity to the SEC on Form 10-K for the applicable fiscal year;

          (c) promptly upon their becoming publicly available, copies of all registration statements and regular periodic reports (including without limitation any and all reports on Form 8-K), if any, which Infinity or any of its Subsidiaries shall have filed with the SEC or any national securities exchange;

          (d) promptly upon the mailing thereof to the shareholders of Infinity generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) within 30 days after a Responsible Officer of Infinity knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist which would reasonably be expected to result in a Material Adverse Effect, a statement signed by a senior financial officer of Infinity setting forth details respecting such event or condition and the action, if any, which Infinity or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Infinity or an ERISA Affiliate with respect to such event or condition):

               (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code;

               (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

               (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Infinity or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

               (iv) the complete or partial withdrawal by Infinity or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by Infinity or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

               (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Infinity or any ERISA Affiliate to enforce
          Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

               (vi) a failure to make a required installment or other payment with respect to a Plan (within the meaning of Section 412(n) of the Code), in which case the notice required hereunder shall be provided within 10 days after the due date for filing notice of such failure with the PBGC;

          (f) promptly after a Responsible Officer of Infinity knows or has reason to believe that any Default or Event of Default has occurred, a notice of such Default or Event of Default describing it in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that Infinity has taken and proposes to take with respect thereto;

          (g) promptly after a Responsible Officer of Infinity knows that any change has occurred in Infinity's Debt Rating by either Rating Agency, a notice describing such change; and

          (h) promptly from time to time such other information regarding the financial condition, operations or business of Infinity or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender through the Administrative Agent may reasonably request.

Infinity will furnish to the Administrative Agent and each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate (which may be a copy in the case of each Lender) of a Financial Officer of Infinity (a "Compliance Certificate") (i) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing it in reasonable detail and describing the action that Infinity has taken and proposes to take with respect thereto), and (ii) setting forth in reasonable detail the computations (including any pro forma calculations as described in Section 1.2(c)) necessary to determine whether Infinity is in compliance with the Financial Covenants as of the end of the respective quarterly fiscal period or fiscal year. Each Lender hereby agrees that Infinity may, in its discretion, provide any notice, report or other information to be provided pursuant to this
Section 5.1 to such Lender by (i) electronic mail to the electronic mail address provided by such Lender and/or (ii) through access to a web site.

          SECTION 5.2. Corporate Existence, Etc. Infinity will, and will cause each of its Material Subsidiaries to, preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that (a) nothing in this Section 5.2 shall prohibit any transaction expressly permitted under Section 5.4 and (b) Infinity or such Material Subsidiary shall not be required to preserve or maintain any such right, privilege or franchise if the Board of Directors of Infinity or such Material Subsidiary, as the case may be, shall determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of Infinity or such Material Subsidiary, as the case may be); comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all Environmental Laws) and with all contractual obligations if failure to comply with such requirements or obligations would reasonably be expected to result in a Material Adverse Effect; pay and discharge all material taxes, assessments, governmental charges, levies or other obligations of whatever nature imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge, levy or other obligation the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted, all as in the judgment of Infinity or such Material Subsidiary may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (provided that Infinity or such Material Subsidiary shall not be required to maintain any such Property if the failure to maintain any such Property is, in the judgment of Infinity or such Material Subsidiary, desirable in the conduct of the business of Infinity or such Material Subsidiary); keep proper books of records and accounts in which entries that are full, true and correct in all material respects shall be made in conformity with GAAP; and permit representatives of any Lender, during normal business hours upon reasonable advance notice, to inspect any of its books and records and to discuss its business and affairs with its Financial Officers or their designees, all to the extent reasonably requested by such Lender.

          SECTION 5.3. Insurance. Infinity will, and will cause each of its Material Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business and similarly situated against loss or damage of the kinds and in the amounts consistent with prudent business practice and carry such other insurance as is consistent with prudent business practice (it being understood that self-insurance shall be permitted to the extent consistent with prudent business practice).

          SECTION 5.4. Prohibition of Fundamental Changes. Infinity will not, and will not permit any of its Material Subsidiaries to (i) enter into any transaction of merger, consolidation, liquidation or dissolution or (ii) Dispose of, in one transaction or a series of related transactions, all or a substantial part (determined by reference to Infinity and its Subsidiaries taken as a whole) of its business or Property, whether now owned or hereafter acquired (excluding
(x) financings by way of sales of receivables or inventory, (y) inventory or other Property Disposed of in the ordinary course of business and (z) obsolete or worn-out Property, tools or equipments no longer used or useful in its business). Notwithstanding the foregoing provisions of this Section 5.4:

          (a) any Subsidiary of Infinity may be merged or consolidated with or into: (i) Infinity if Infinity shall be the continuing or surviving corporation or (ii) any other such Subsidiary; provided, that (x) if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, such Wholly Owned Subsidiary shall be the continuing or surviving corporation and (y) if any such transaction shall be between a Subsidiary and a Subsidiary Borrower, the continuing or surviving corporation shall be a Subsidiary Borrower;

          (b) any Subsidiary of Infinity may distribute, dividend or Dispose of any of or all its Property (upon voluntary liquidation or otherwise) to Infinity or a Wholly Owned Subsidiary of Infinity;

          (c) Infinity may merge or consolidate with or into any other Person if (i) either (x) Infinity is the continuing or surviving corporation or
     (y) the corporation formed by such consolidation or into which Infinity is merged shall be a corporation organized under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the obligations of Infinity hereunder pursuant to a written agreement and shall have delivered to the Administrative Agent such agreement and a certificate of a Responsible Officer and an opinion of counsel to the effect that such merger or consolidation complies with this
     Section 5.4(c), and (ii) after giving effect thereto and to any repayment of Loans to be made upon consummation thereof (it being expressly understood that no repayment of Loans is required solely by virtue thereof), no Default or Event of Default shall have occurred and be continuing;

          (d) any Subsidiary of Infinity may merge or consolidate with or into any other Person if, after giving effect thereto and to any repayment of Loans to be made upon the consummation thereof (it being expressly understood that, except as otherwise expressly provided in Section 4.2 with respect to Subsidiary Borrowers, no repayment of Loans is required solely by virtue thereof), no Default or Event of Default shall have occurred and be continuing; and

          (e) Infinity or any Subsidiary of Infinity may Dispose of its Property if, after giving effect thereto and to any repayment of Loans to be made upon the consummation thereof (it being expressly understood that, except as otherwise expressly provided in Section 4.2 with respect to Subsidiary Borrowers, no repayment of Loans is required solely by virtue thereof), no Default or Event of Default shall have occurred and be continuing.

          SECTION 5.5. Limitation on Liens. Infinity will not, and will not permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, or enter into any Sale/Leaseback with respect to any such Property, whether now owned or hereafter acquired; provided, that the foregoing restrictions shall not apply to:

          (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, architects' or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

          (c) Liens securing judgments or to perfect an appeal of any order or decree but only to the extent, for an amount and for a period not resulting in an Event of Default under paragraph (h) of Article VI;

          (d) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (e) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations to secure surety, appeal or performance bonds and contractual and other obligations of a like nature incurred in the ordinary course of business and not involving the borrowing of money;

          (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto and Liens under leases and subleases which, in the aggregate, are not material in amount, and which do not interfere in any material respects with the ordinary conduct of the business of Infinity and its Subsidiaries taken as a whole;

          (g) Liens on Property of any Subsidiary of Infinity or of any Person which is or was merged with or into Infinity or any Subsidiary thereof; provided, that such Liens are or were in existence at the time such Person becomes or became a Subsidiary of Infinity or such Person merged with or into Infinity or any Subsidiary thereof, as the case may be, were not created in anticipation thereof other than to finance the purchase thereof and are not spread to cover any Property other than the Property covered at the time of the relevant transaction;

          (h) Liens upon real and/or personal property acquired (by purchase, construction, foreclosure, deed in lieu of foreclosure or otherwise) by Infinity or any of its Subsidiaries, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, all or a part of the cost (including the cost of construction) of such Property or improvements thereon; provided, that no such Lien shall extend to or cover any Property of Infinity or such Subsidiary other than the respective Property so acquired and improvements thereon;

          (i) mortgages on Property securing indebtedness in favor of the United States of America or any state thereof or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such mortgages (including without limitation such debt secured by such mortgages in connection with pollution control, industrial revenue or similar financings) or incurred to secure progress, advance or other payments pursuant to any contract or provision of any statute;

          (j) Liens securing Indebtedness owed to Infinity or to any Wholly Owned Subsidiary of Infinity;

          (k) Liens (i) upon the receivables and inventory of Infinity or any of its Subsidiaries to secure Indebtedness resulting from financings of such receivables and inventory in an aggregate amount not greater than $400,000,000 less the aggregate amount of Indebtedness that is secured pursuant to clause (ii) below; provided, that the terms of such Indebtedness do not provide for any recourse to Infinity or any Material Subsidiary (except to the extent of breaches of representations and warranties of Infinity or any of its Subsidiaries in connection with such financings and other recourse customary in connection with "off-balance sheet" financings) and (ii) upon the Property of Infinity to secure Indebtedness of Infinity in an aggregate amount not greater than $125,000,000;

          (l)  Sale/Leasebacks consummated prior to the Closing Date;

          (m) any Sale/Leaseback of assets of Infinity owned on the Closing Date and listed on Schedule 5.5(m);

          (n) additional Liens upon real and/or personal property, and additional Sale/Leasebacks; provided, that the sum of (i) the aggregate principal amount of the obligations secured by such Liens (other than Indebtedness as defined in clause (f) of the definition thereof which has not been assumed by Infinity or any of its Subsidiaries and where the Lien relates to Property acquired by Infinity or any of its Subsidiaries in satisfaction, in whole or in part, of indebtedness to Infinity or any of its Subsidiaries, in the ordinary course of business (any such Indebtedness, "Specified Section 5.5(n) Indebtedness")) and (ii) the aggregate Sale/Leaseback Attributable Debt with respect to such Sale/Leasebacks shall not exceed $125,000,000 at any one time outstanding; and

          (o) any extension, renewal or replacement of the foregoing; provided, however, that, except to the extent otherwise permitted by this Section 5.5 (including Section 5.5(n)), the Liens permitted under this paragraph shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property or improvements on such Property or other Property of equivalent value).

          SECTION 5.6. Limitation on Subsidiary Indebtedness. Infinity will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness (which includes, for the purposes of this Section 5.6, any preferred stock), except (i) Excluded Indebtedness, (ii) Indebtedness of any

Subsidiary Borrower under this Agreement, (iii) Indebtedness incurred on any date when, after giving effect thereto, the aggregate principal amount of Indebtedness incurred pursuant to this clause (iii) that is outstanding on such date (it being understood that, for the purposes of this clause (iii), the term "Indebtedness" does not include borrowings under this Agreement or under the Existing Credit Agreement or under the Five-Year Credit Agreement or Excluded Indebtedness) does not exceed $600,000,000 at any time and (iv) Indebtedness existing at any time under the Existing Infinity Credit Agreement or under the Five-Year Credit Agreement.

          SECTION 5.7. Consolidated Leverage Ratio. Infinity will not permit the Consolidated Leverage Ratio at the end of any fiscal quarter to be greater than .60 to 1.00; provided, as soon as, and for so long as, the Debt Rating is equal to or greater than A- by S&P and A3 by Moody's for any period this Section
5.7 shall be suspended.

          SECTION 5.8. Consolidated Coverage Ratio. Infinity will not permit the Consolidated Coverage Ratio for any period of four consecutive fiscal quarters to be less than 3.00 to 1.00; provided, as soon as, and for so long as, the Debt Rating is equal to or greater than A- by S&P and A3 by Moody's for any period this Section 5.8 shall be suspended.

          SECTION 5.9. Use of Proceeds. On and after the Closing Date, each Borrower will use the proceeds of the Loans solely for general corporate purposes, including, without limitation, acquisitions and commercial paper backup (in each case in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulation U and the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations thereunder); provided, that neither any Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

          SECTION 5.10. Transactions with Affiliates. Excepting transactions directly or indirectly entered into pursuant to any agreement entered into prior to the Closing Date, or transactions contemplated by any agreement (including without limitation the Intercompany Agreement, dated December 15, 1998, and the Tax Sharing Agreement, dated December 15, 1998, each between Infinity and CBS) directly or indirectly entered into prior to the Closing Date, Infinity will not, and will not permit any of its Material Subsidiaries to, directly or indirectly enter into any material transaction with any Affiliate of Infinity, including CBS or, following the consummation of the Viacom Merger, Viacom, except on terms at least as favorable to Infinity or such Subsidiary as it could obtain on an arm's-length basis.


                                  ARTICLE VI.

                              EVENTS OF DEFAULT.

          In case of the happening of any of the following events ("Events of Default"):

          (a) (i) any Borrower shall default in the payment when due of any principal of any Loan or (ii) any Borrower shall default in the payment when due of any interest on any Loan, any Fee or any other amount payable by it hereunder and, in the case of this clause (ii), such default shall continue unremedied for a period of five Business Days;

          (b) any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by any Borrower, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

          (c) (i) Infinity shall default in the performance of any of its obligations under Section 5.1(f), Section 5.4, Section 5.5 or Sections 5.7 through 5.9 (inclusive) or (ii) Infinity shall default in the performance of any of its other obligations under this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 15 days after notice thereof to Infinity by the Administrative Agent or the Required Lenders (through the Administrative Agent);

          (d) Infinity or any of its Subsidiaries shall (i) fail to pay at maturity any Indebtedness in an aggregate amount in excess of $100,000,000, or (ii) fail to make any payment (whether of principal, interest or otherwise), regardless of amount, due in respect of, or fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing, any such Indebtedness, in excess of $100,000,000 if the effect of any failure referred to in this clause (ii) (x) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity (provided, that this subclause (ii)(x) shall not apply to any provision that permits the holders, or a trustee on their behalf, to cause Indebtedness to become due prior to its stated maturity because of the failure to deliver to such holders or such trustee financial statements or certificates for any Subsidiary that is not required by law or regulation to file financial statements with the SEC, unless such Indebtedness has become due prior to its stated maturity as a result of such failure) or (y) has caused such Indebtedness to become due prior to its stated maturity (it being agreed that for purposes of this paragraph (d) only (other than subclause (ii)(x) of this paragraph (d)), the term "Indebtedness" shall include obligations under any interest rate protection agreement, foreign currency exchange agreement or other interest or exchange rate hedging agreement and that the amount of any Person's obligations under any such agreement shall be the net amount that such Person could be required to pay as a result of a termination thereof by reason of a default thereunder);

          (e) Infinity or any of its Material Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as such debts become due;

          (f) Infinity or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing;

          (g) a proceeding or a case shall be commenced, without the application or consent of Infinity or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Infinity or such Material Subsidiary or of all or any substantial part of its assets or (iii) similar relief in respect of Infinity or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against Infinity or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;

          (h) a final judgment or judgments for the payment of money in excess of $100,000,000 in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against Infinity and/or any of its Material Subsidiaries and the same shall not be paid or discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of the date of entry thereof and Infinity or the relevant Material Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

          (i) an event or condition specified in Section 5.1(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Infinity or any ERISA Affiliate shall incur or in the good faith opinion of the Required Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute, in the good faith determination of the Required Lenders, a Material Adverse Effect;

          (j) a Change of Control shall have occurred or, with respect to any period of 25 consecutive calendar months (whether commencing before or after the date of this Agreement, but not before December 31, 1999), individuals who were directors of Infinity on the first day of such period or who were nominated by such directors (or by directors in a direct chain of directors so nominated) shall no longer occupy a majority of the seats (other than vacant seats) on the Board of Directors of Infinity (excluding by reason of the death or retirement of any director); or

          (k) The guarantee by Infinity contained in Article VIII shall cease, for any reason, to be in full force and effect or Infinity shall so assert;

then and in every such event (other than an event with respect to Infinity described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Infinity, take any or all of the following actions, at the same or different times: (I) terminate forthwith the Commitments and (II) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding; and in any event with respect to any Borrower described in paragraph (f) or (g) above, (A) if such Borrower is Infinity, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Borrower accrued hereunder, shall automatically become due and payable and (B) if such Borrower is a Subsidiary Borrower, the principal of the Loans made to such Subsidiary Borrower then outstanding, together with accrued interest thereon and all other liabilities of such Subsidiary Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding.

                                 ARTICLE VII.

                                 THE AGENTS

          In order to expedite the transactions contemplated by this Agreement, each Agent is hereby appointed to act as Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent.

          Neither any Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agents nor any of their directors, officers, employees or agents shall have any responsibility to any Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Agent, any other Lender or any Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint from the Lenders a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint from the Lenders a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an affiliate of any such bank, which successor shall be acceptable to Infinity (such acceptance not to be unreasonably withheld). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          With respect to the Loans made by them hereunder, the Agents in their individual capacity and not as Agents shall have the same rights and powers as any other Lender and may exercise the same as though they were not Agents, and the Agents and their affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any of their respective Subsidiaries or any Affiliate thereof as if they were not Agents.

          Each Lender agrees (i) to reimburse the Administrative Agent in the amount of its pro rata share (based on its Total Facility Percentage or, after the date on which the Loans shall have been paid in full, based on its Total Facility Percentage immediately prior to such date) of any reasonable, out-of-pocket expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by or on behalf of any Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement, to the extent the same shall not have been reimbursed by or on behalf of Infinity; provided, that no Lender shall be liable to the Administrative Agent or any such director, officer, employee or agent for any portion of such liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

          Neither the Documentation Agent, the Co-Syndication Agents, the Arrangers nor any managing agent shall have any duties or responsibilities hereunder in its capacity as such.

                                  ARTICLE VIII.

                                   GUARANTEE

          SECTION 8.1. Guarantee. In order to induce the Administrative Agent and the Lenders to become bound by this Agreement and to make the Loans hereunder to the Subsidiary Borrowers, and in consideration thereof, Infinity hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations, and Infinity further agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Article VIII. The guarantee contained in this Article VIII, subject to Section 8.5, shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

          Infinity agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Article VIII, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Article VIII for such purpose. No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Infinity under this Article VIII which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Subsidiary Borrower Obligations until, subject to Section 8.5, the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

          SECTION 8.2. No Subrogation, etc. Notwithstanding any payment or payments made by Infinity hereunder, or any set-off or application of funds of Infinity by the Administrative Agent or any Lender, Infinity shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall Infinity seek or be entitled to seek any contribution, reimbursement, exoneration or indemnity from or against any Subsidiary Borrower in respect of payments made by Infinity hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated. So long as the Subsidiary Borrower Obligations remain outstanding, if any amount shall be paid by or on behalf of any Subsidiary Borrower or any other Person to Infinity on account of any of the rights waived in this Section 8.2, such amount shall be held by Infinity in trust, segregated from other funds of Infinity, and shall, forthwith upon receipt by Infinity, be turned over to the Administrative Agent in the exact form received by Infinity (duly indorsed by Infinity to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

          SECTION 8.3. Amendments, etc. with respect to the Subsidiary Borrower Obligations. Infinity shall remain obligated under this Article VIII notwithstanding that, without any reservation of rights against Infinity, and without notice to or further assent by Infinity, any demand for payment of or reduction in the principal amount of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Required Lenders (or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee contained in this
Article VIII or any property subject thereto.

          SECTION 8.4. Guarantee Absolute and Unconditional. Infinity waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article VIII or acceptance of the guarantee contained in this Article VIII; the Subsidiary Borrower Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article VIII; and all dealings between Infinity or the Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article VIII. Infinity waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Infinity or any Subsidiary Borrower with respect to the Subsidiary Borrower Obligations. The guarantee contained in this Article VIII shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable requirements of law of repayment by the relevant Subsidiary Borrower of any Subsidiary Borrower Obligations or the adoption of any requirement of law purporting to render any Subsidiary Borrower Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the applicable Subsidiary Borrower) which may at any time be available to or be asserted by Infinity against the Administrative Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of Infinity or any Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Subsidiary Borrower for any of its Subsidiary Borrower Obligations, or of Infinity under the guarantee contained in this Article VIII, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Article VIII against Infinity, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Infinity of any liability under this Article VIII, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against Infinity.

          SECTION 8.5. Reinstatement. The guarantee contained in this Article VIII shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

          SECTION 8.6. Payments. Infinity hereby agrees that any payments in respect of the Subsidiary Borrower Obligations pursuant to this Article VIII will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the office of the Administrative Agent specified in Section 9.1.

                                 ARTICLE IX.

                                 MISCELLANEOUS

          SECTION 9.1. Notices. Notices and other communications provided for herein shall be in writing (or, where permitted to be made by telephone, shall be confirmed promptly in writing) and shall be delivered by hand or overnight courier service, mailed or sent by telecopier as follows:

          (a) if to Infinity, to it at Infinity Broadcasting Corporation, 40 West 52nd Street, New York, New York 10019, Attention of Chief Financial Officer and Treasurer (Telecopy No. (212) 314-9336), with a copy to General Counsel (Telecopy No. (212) 597-4031);

          (b) if to the Administrative Agent, to it at The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention: William Rottino (Telecopy No. 212-270-1204), with a copy to The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York, 10080, Attention: Camille Wilson (Telecopy No. 212-552-5700);

          (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

          (d) if to a Subsidiary Borrower, to it at its address set forth in the relevant Subsidiary Request.

Notwithstanding the foregoing, each of Infinity, the Administrative Agent and the Issuing Lender may, in its discretion, provide any notice, report or other information to be provided under this Agreement to a Lender by (i) electronic mail to the electronic mail address provided by such Lender in its Administrative Questionnaire and/or (ii) through access to a web site. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on (A) the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail, (B) the date of posting if given by web site access, (C) the date of such telephone call, if permitted by the terms hereof and if promptly confirmed in writing, or (D) on the date five Business Days after dispatch by registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1.

          SECTION 9.2. Survival of Agreement. All representations and warranties made hereunder and in any certificate delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the Agents and the Lenders and shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by the Agents or the Lenders or on their behalf.

          SECTION 9.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender and their respective successors and assigns, except that Infinity shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior consent of all the Lenders.

          SECTION 9.4. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of each Borrower, any Agent or any Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an affiliate of such Lender (other than if at the time of such assignment, such Lender or affiliate would be entitled to require any Borrower to pay greater amounts under Section 2.17(a) than if no such assignment had occurred, in which case such assignment shall be subject to the consent requirement of this clause
(i)), Infinity and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),
(ii) (x) except in the case of assignments to any Person that is a Lender prior to giving effect to such assignment, the amount of the aggregate Commitments and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and
(y) the amount of the aggregate Commitments and/or Loans retained by any assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, unless (in the case of clause (x) or (y) above) the assigning Lender's Commitment and Loans are being reduced to $0 pursuant to such assignment, (iii) the assignor and assignee shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to Section 9.4(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (or any lesser period to which the Administrative Agent and Infinity may agree),
(A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.17 and 9.5, as well as to any Fees accrued for its account hereunder and not yet paid)).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of Infinity or any of its Subsidiaries or the performance or observance by Infinity or any of its Subsidiaries of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.2 and 5.1 and such other documents and information as it has deemed appropriate to make it own credit analysis and decision to enter into such Assignment and Acceptance;
(v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Agent or Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent, acting for this purpose as agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) above and, if required, the written consent of Infinity and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Infinity.

          (f) Each Lender may without the consent of any Borrower or the Agents sell participations to one or more banks, other financial institutions or other entities (provided, that any such other entity is a not a competitor of Infinity or any Affiliate of Infinity) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(ii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.13 and 2.17 to the same extent as if they were Lenders

(provided, that additional amounts payable to any Lender pursuant to Section
2.17 shall be determined as if such Lender had not sold any such participations) and (iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of each Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or of Commitment Fees, increasing the amount of or extending the Commitments or releasing the guarantee contained in Article VIII, in each case to the extent the relevant participant is directly affected thereby).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.4, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided, that, prior to any such disclosure of information designated by such Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute a Confidentiality Agreement whereby such assignee or participant shall agree (subject to the exceptions set forth therein) to preserve the confidentiality of such confidential information. A copy of each such Confidentiality Agreement executed by an assignee shall be promptly furnished to Infinity.

          (h)  Notwithstanding the limitations set forth in paragraph (b) above,
(i) any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank and (ii) any Lender which is a "fund" may at any time assign or pledge all or any portion of its rights under this Agreement to secure such Lender's indebtedness, in each case without the prior written consent of any Borrower or the Administrative Agent; provided, that each such assignment shall be made in accordance with applicable law and no such assignment shall release a Lender from any of its obligations hereunder.
In order to facilitate any such assignment, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a registered promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

          (i) Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent ) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of any SPC which has been identified as such by the Granting Bank to the Administrative Agent and the Borrower and which then holds any Loan pursuant to this paragraph (i).

          (j) Neither Infinity nor any Subsidiary Borrower shall assign or delegate any of its rights or duties hereunder without the prior consent of all the Lenders; provided, Infinity may assign or delegate any of its rights or duties hereunder to any Subsidiary Borrower and any Subsidiary Borrower may assign or delegate any of its rights or duties hereunder to Infinity or to any other Subsidiary Borrower, in each case without the prior consent of the Lenders.

          SECTION 9.5. Expenses; Indemnity. (a) Infinity agrees to pay all reasonable legal and other out-of-pocket expenses incurred by Chase Securities Inc., in its capacity as a Lead Arranger, and the Administrative Agent and their respective Affiliates in connection with the preparation, negotiation, execution and delivery of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by any Agent, any Lender in connection with the enforcement or protection of the rights of the Agents, the Lenders under this Agreement or in connection with the Loans made hereunder, including, without limitation, the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett, counsel for Chase Securities Inc., in its capacity as a Lead Arranger, and the Administrative Agent , and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for any Agent or Lender.

          (b) Infinity agrees to indemnify and hold harmless each Agent, each Lender and each of their respective directors, officers, employees, affiliates and agents (each, an "Indemnified Person") against, and to reimburse each Indemnified Person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") to which such Indemnified Person becomes subject insofar as such Losses arise out of or in any way relate to or result from (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby (and any amendment hereto or thereto), the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (ii) the use (or proposed use) of the proceeds of the Loans, including, without limitation, Losses consisting of reasonable legal, settlement or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto); provided, that the foregoing will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems (provided, that the foregoing will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person).

          (c) The provisions of this Section 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of any Agent or Lender. All amounts under this Section 9.5 shall be payable on written demand therefor.

          SECTION 9.6. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent or Lender to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement or the Administrative Agent Fee Letter held by such Agent or Lender which shall be due and payable. The rights of each Agent and each Lender under this Section 9.6 are in addition to other rights and remedies (including other rights of setoff) which such Agent or Lender may have.

          SECTION 9.7. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS AND PRINCIPLES OF SUCH STATE.

          SECTION 9.8. Waivers; Amendment. (a) No failure or delay of any Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower from any such provision shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (vii), except pursuant to Section 2.10, reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the prior written consent of each Lender directly affected thereby; (viii) amend, modify or waive any provision of this
Section 9.8(b), or reduce the percentage specified in the definition of "Required Lenders", release the guarantee contained in Article VIII or consent to the assignment or delegation by Infinity or any Subsidiary Borrower of any of its rights and obligations under this Agreement (except (A) by Infinity to any Subsidiary Borrower or (B) by any Subsidiary Borrower to Infinity or any other Subsidiary Borrower), in each case without the prior written consent of all the Lenders; or (iii) amend, modify or waive any provision of Article VII without the prior written consent of each Agent affected thereby; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder in such capacity without the prior written consent of the Administrative Agent.

          SECTION 9.9. Entire Agreement. This Agreement (together with the Subsidiary Borrower Designations and the Subsidiary Borrower Requests) constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 9.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

          SECTION 9.11. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.3.

          SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 9.14. Jurisdiction; Consent to Service of Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Subsidiary Borrower designates and directs Infinity at its offices at 40 West 52nd Street, New York, New York 10019, as its agent to receive service of any and all process and documents on its behalf in any legal action or proceeding referred to in this Section 9.14 in the State of New York and agrees that service upon such agent shall constitute valid and effective service upon such Subsidiary Borrower and that failure of Infinity to give any notice of such service to any Subsidiary Borrower shall not affect or impair in any way the validity of such service or of any judgment rendered in any action or proceeding based thereon. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its Properties in the courts of any jurisdiction.

          (b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.15. Confidentiality. (a) Each Lender agrees to keep confidential and not to disclose (and to cause its affiliates, officers, directors, employees, agents and representatives to keep confidential and not to disclose) and, at the request of Infinity (except as provided below or if such Lender is required to retain any Confidential Information (as defined below) pursuant to customary internal or banking practices, bank regulations or applicable law), promptly to return to Infinity or destroy the Confidential Information and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that such Lender shall be permitted to disclose Confidential Information (i) to such of its officers, directors, employees, agents, affiliates and representatives as need to know such Confidential Information in connection with such Lender's participation in this Agreement, each of whom shall be informed by such Lender of the confidential nature of the Confidential Information and shall agree to be bound by the terms of this
Section 9.15; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process or requested by any Governmental Authority or agency having jurisdiction over such Lender; provided, however, that, except in the case of disclosure to bank regulators or examiners in accordance with customary banking practices, written notice of each instance in which Confidential Information is required or requested to be disclosed shall be furnished to Infinity not less than 30 days prior to the expected date of such disclosure or, if 30 days' notice is not practicable under the circumstances, as promptly as practicable under the circumstances; (iii) to the extent such Confidential Information (A) is or becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than a party to this Agreement or any other party known to such Lender to be bound by an agreement containing a provision similar to this Section 9.15 or (C) was available to such Lender on a non-confidential basis prior to this disclosure to such Lender by a party to this Agreement or any other party known to such Lender to be bound by an agreement containing a provision similar to this Section 9.15; (iv) as permitted by Section 9.4(g); or (v) to the extent Infinity shall have consented to such disclosure in writing. As used in this Section 9.15, "Confidential Information" shall mean any materials, documents or information furnished by or on behalf of any Borrower in connection with this Agreement designated by or on behalf of such Borrower as confidential.

          (b) Each Lender (i) agrees that, except to the extent the conditions referred to in subclause (A), (B) or (C) of clause (iii) of paragraph (a) above have been met and as provided in paragraph (c) below, (A) it will use the Confidential Information only in connection with its participation in this Agreement and (B) it will not use the Confidential Information in connection with any other matter or in a manner prohibited by any law, including, without limitation, the securities laws of the United States and (ii) understands that breach of this Section 9.15 might seriously prejudice the interest of the Borrowers and that the Borrowers are entitled to equitable relief, including an injunction, in the event of such breach.

          (c)  Notwithstanding anything to the contrary contained in this
Section 9.15, each Agent and each Lender shall be entitled to retain all Confidential Information for so long as it remains an Agent or a Lender to use solely for the purposes of servicing the credit and protecting its rights hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              INFINITY BROADCASTING CORPORATION



                              By:/s/ Farid Suleman
                              --------------------
                              Name: Farid Suleman
                              Title:  Executive Vice President and Chief
                                      Financial Officer and Treasurer



                              THE CHASE MANHATTAN BANK, as Administrative Agent


                              By:/s/ William E. Rottino
                              -------------------------
                              Title: Vice President


                              BANK OF AMERICA, N.A.,  as
                              Co-Syndication Agent and as a Lender



                              By:/s/ Todd Shipley
                              -------------------
                              Name:  Todd Shipley
                              Title: Managing Director


                              FLEET NATIONAL BANK,  as
                              Co-Syndication Agent and as a Lender



                              By:/s/ Laura Neenan
                              --------------------
                              Name:  Laura Neenan
                              Title: Assistant Vice President

                              THE BANK OF NEW YORK, as
                              Documentation Agent and as a Lender



                              By:/s/ John R. Ciulla
                              ---------------------
                              Name:  John R. Ciulla
                              Title: Vice President


                              BARCLAYS BANK PLC, as a Lender



                              By:/s/ Daniele Iacovone
                              -----------------------
                              Name:  Daniele Iacovone
                              Title: Director


                              CITIBANK, N.A., as a Lender



                              By:/s/ Elizabeth H. Minnella
                              ----------------------------
                              Name:  Elizabeth H. Minnella
                              Title: Vice President


                              DEUTSCHE BANK A.G., NEW YORK BRANCH
                              and/or Cayman Islands Branch, as a Lender



                              By:/s/ William McGinty
                              -----------------------
                              Name:  William W. McGinty
                              Title: Director



                              By:/s/ Irene Egues
                              ------------------
                              Name:  Irene Egues
                              Title: Vice President

                              THE INDUSTRIAL BANK OF JAPAN, LIMITED, as a Lender



                              By:/s/ William Kennedy
                              -----------------------
                              Name:  William Kennedy
                              Title: Senior Vice President


                              MELLON BANK, N.A., as a Lender



                              By:/s/ Raghunatha Reddy
                              ------------------------
                              Name:  Raghunatha Reddy
                              Title: Lending Officer


                              MERRILL LYNCH BANK USA



                              By:/s/ Raymond J. Dardano
                              --------------------------
                              Name:  Raymond J. Dardano
                              Title: Senior Credit Officer


                              WESTDEUTSCHE LANDESBANK
                              GIROZENTRALE, NEW YORK BRANCH, as a
                              Lender



                              By:/s/ Lucie L. Guernsey
                              -------------------------
                              Name:  Lucie L. Guernsey
                              Title: Director


                              By:/s/ Pascal Kabemba
                              ----------------------
                              Name:  Pascal Kabemba
                              Title: Associate Director

                              LEHMAN COMMERCIAL PAPER INC., as a Lender



                              By:/s/ Jeffrey Goodwin
                              -----------------------
                              Name:  Jeffrey Goodwin
                              Title: Authorized Signatory


                              THE SANWA BANK, LIMITED, as a Lender



                              By:/s/ Jean-Michel Fatovic
                              ---------------------------
                              Name:  Jean-Michel Fatovic
                              Title: Vice President


                              THE SUMITOMO BANK, LIMITED, as a Lender



                              By:/s/ C. Michael Garrido
                              --------------------------
                              Name:  C. Michael Garrido
                              Title: Senior Vice President


                              BANK ONE, N.A., as a Lender



                              By:/s/ Lynne M. Sanders
                              ------------------------
                              Name:   Lynne M. Sanders
                              Title:  Assistant Vice President


                              CREDIT SUISSE FIRST BOSTON, as a Lender



                              By:/s/ Kristin Lepri
                              ---------------------
                              Name:  Kristen Lepri
                              Title: Associate



                              By:/s/ Thomas G. Muoio
                              ----------------------
                              Name:  Thomas G. Muoio
                              Title: Vice President

                              THE NORINCHUKIN BANK, NEW YORK BRANCH,
                              as a Lender



                              By:/s/ Yoshiro Niiro
                              --------------------
                              Name:  Yoshiro Niiro
                              Title: General Manager


                              WACHOVIA BANK, N.A., as a Lender



                              By:/s/ J. Timothy Toler
                              -----------------------
                              Name:   J. Timothy Toler
                              Title:  Senior Vice President